CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 6, 2019, relating to the financial statements and financial highlights of Diamond Hill International Equity Fund, L.P., for the year ended December 31, 2018, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Portfolio Holdings Disclosure,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
March 8, 2019